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                                                                 Exhibit (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated September 8, 1999, and the related Letter of Transmittal (and any amendments or supplements thereto) and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of IFS Acquisition, Inc. by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

                                       AT

                              $4.50 NET PER SHARE

                                       BY

                             IFS ACQUISITION, INC.

                          A WHOLLY-OWNED SUBSIDIARY OF

                               IFS AMERICAS, INC.

         IFS Acquisition, Inc., a Wisconsin corporation (the "Purchaser") and a wholly-owned subsidiary of IFS Americas, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, $.01 par value per share (the "Shares"), of Effective Management Systems, Inc., a Wisconsin corporation (the "Company"), at a price of $4.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 8, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, the Purchaser intends to effect the Merger as described below. Parent is a subsidiary of Industrial & Financial Systems, IFS AB, a corporation organized under the laws of Sweden ("IFS AB").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
            FRIDAY, OCTOBER 15, 1999, UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration date of the Offer that number of Shares which will represent at least 75% of the outstanding Shares on a fully diluted basis (other than Shares subject to an option granted by the Company to the Purchaser) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to other terms and conditions described in Section 15 of the Offer to Purchase. The Offer is not conditioned on the receipt of financing. The financing is being raised by IFS AB, pursuant to a rights offering to its existing stockholders and is guaranteed by an unconditional and irrevocable obligation by the investment banking firm, Alfred Berg Fondkommission AB. See Section 9 of the Offer to Purchase.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated September 1, 1999 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company, which provides, among other things, for the commencement of the Offer by the Purchaser and further provides that after the purchase of the Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, the Purchaser and the Company will be merged (the "Merger"). Following consummation of the Merger, the surviving corporation in the Merger will be a wholly-owned subsidiary of Parent. At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time (other than Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, and shareholders who perfect their dissenters' rights, if any, under Wisconsin law) will be converted into the right to receive $4.50 in cash or any greater amount paid pursuant to the Offer, without interest thereon.

         Concurrently with the execution and delivery of the Merger Agreement and as an inducement to Parent and the Purchaser to enter into the Merger Agreement, Parent and the Purchaser executed Stockholder Agreements, dated September 1, 1999 (the "Stockholder Agreements"), with certain shareholders of the Company (the "Selling Stockholders"), pursuant to which such Selling Stockholders have agreed to validly tender (and not to withdraw) approximately 40% of the Shares in the Offer (25% on a fully diluted basis).

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE CONSIDERATION TO BE RECEIVED FOR EACH SHARE IN THE OFFER AND THE MERGER IS FAIR TO THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, validly tendered Shares as, if and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders whose Shares have theretofore been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase) and (iii) all other documents required by the Letter of Transmittal. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment.
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         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
Friday, October 15, 1999, unless and until Purchaser, in accordance with the terms of the Offer and Merger Agreement, shall have extended the period during which the Offer is open in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the terms of the Merger Agreement and applicable law, the Purchaser expressly reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open, and thereby delay acceptance of payment of, or payment for, any Shares by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his Shares. The Purchaser will not have any obligation to pay interest on the purchase price for tendered Shares whether or not the Purchaser exercises its right to extend the period of time during which the Offer is open. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.
Without limiting the manner in which the Purchaser may choose to make an public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than be issuing a release to the Dow Jones News Service or as otherwise may be required by law.

         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 5:00 p.m., New York City time, on Friday, October 15, 1999 (or, if the Purchaser shall have extended the period of time for which the Offer is open, the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 6, 1999.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such Share Certificates, the tendering shareholders must also submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

         The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to the holders of Shares and certain securities convertible into Shares. The Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and certain securities convertible into Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and certain securities convertible into Shares.

         The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

         Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers as set forth below. The Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and will be furnished promptly at the Purchaser's expense. Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Depositary or the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent For The Offer Is:

                                [MACKENZIE LOGO]

                                156 Fifth Avenue

                            New York, New York 10010

                         (212) 929-5500 (Call Collect)

                                       or

                         CALL TOLL-FREE (800) 322-2885

September 8, 1999